EXHIBIT 99

OraSure Technologies, Inc.

2006 Fourth Quarter and Full Year Analyst/Investor Conference Call

February 13, 2007

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Eileen,

Good afternoon everyone and welcome to our fourth quarter and full year 2006 earnings conference call. We’re very glad you have joined us.

Before we get to the substance of our remarks, I would like to share some changes we have incorporated into the format of this call. As you may have noticed from the press release issued about an hour ago, we have included more detailed financial information which previously was discussed during the conference call. We thought that including this in our press release would make it easier for all investors to review this information in advance of the call and allow us more time to focus on the future outlook for OraSure.

We are also going to change the structure of our conference call, by dividing it into two sections. The first section of our call will deal with 2006 and our historical performance. Ron Spair, our Chief Operating Officer and CFO, will briefly review the fourth quarter and full year financial performance for 2006. We will then open the floor for a short Q&A session to answer any questions you may have on the press release and our 2006 performance.

The second half of the call will be future oriented. We will discuss the Company’s outlook, as we see it, including in particular some of the significant initiatives that we are pursuing during 2007 and our financial guidance for both the first quarter and full year of 2007. We will conclude by again opening the floor for questions on the forward-looking information that we provide during the second half of the call.

We hope that this change in format will make the call more informative, a bit easier to follow and more focused on the exciting future we are creating here at OraSure.

So let’s get started with the first part of the call and a financial overview from Ron.

Financial Overview – Ron Spair

Thanks, Doug, and good afternoon everyone.

2006 Full Year Results – Ron Spair

First, I will start with a brief review of the full year results.

2006 was a year where we witnessed continued growth of our infectious disease and substance abuse testing businesses and experienced disappointment in our cryosurgery sales. As you know, the primary areas of focus for OraSure have been in the infectious disease and the substance abuse segments and I am pleased to report revenue growth for 2006 of 12% and 17%, respectively, compared to 2005. Particularly encouraging was the strong growth in our direct OraQuick® sales to public health which increased by 84% over 2005 and in the hospital channel where our OraQuick® sales to Abbott were up 40% over last year. In substance abuse, we saw revenues increase in every market segment. Our cryosurgery business was down 24% for the year as a result of lower revenues in the US over-the-counter (“OTC”) market.

From a bottom line perspective, we actually exceeded our strong performance for 2005 when you adjust for stock option expense and taxes. After making these adjustments, our fully-diluted EPS before charges for 2006 grew 24% from $.21 to $.26, as we managed costs while making necessary investments for the future.

During 2006, we entered into a number of strategic relationships that will help drive our business over the coming years. We partnered with Washington D.C. and Philadelphia to promote rapid HIV testing throughout these cities. This has led to additional opportunities with cities around the country looking to emulate the model.

We entered into an agreement with Schering-Plough to collaborate on the development of a rapid HCV test on the OraQuick® platform and promotion of that test in the U.S. physician’s office market. We believe that the market potential for such a test is significant, as Doug will explain later in the call.

We are partnering with Roche for the development of oral fluid homogeneous assays for our Intercept® product line which will help our lab partners improve their efficiency and reduce cost.

Internationally, we entered into new product distribution agreements for OraQuick® and our cryosurgery products in a number of countries. This begins to expand the infrastructure necessary to execute our revenue growth strategy upon receipt of regulatory approvals around the world.

Now, I will turn to our fourth quarter results.

2006 Q4 Results – Ron Spair

We are very pleased with the strong financial results reported for the fourth quarter of 2006. We exceeded expectations on the top line and our business performed well, especially in the infectious disease and substance abuse testing markets.

Revenues – Ron Spair

Total revenues for Q4 were $17.7 million, which is slightly less than revenues reported for the same period in 2005. The prior period included a $2.7 million stocking order from SSL for their European launch. Increased sales of the Company’s OraQuick ADVANCE® test and Intercept® oral fluid drug test during Q4 nearly offset completely the lower sales of our cryosurgical systems products.

In the infectious disease market, we booked record sales of $7.9 million, 26% higher than 2005. Record revenues of $4.5 million in our direct sales to the public health market and higher than expected sales to Abbott drove this segment of the business.

In the substance abuse testing market, sales were $4.1 million, up 17% over Q4 of 2005. It is worth noting the strong performance of our workplace testing business, which was up 37% over 2005 and up 10% over Q3 of 2006.

Sales to the cryosurgical systems market in Q4 were down 37% compared to 2005. The primary reason behind the lower Q4 revenues was the unfavorable comparison versus the prior year’s quarter which included the $2.7 million stocking order from SSL.

Insurance risk assessment sales of $1.4 million in the quarter were essentially flat when compared to the comparable quarter in 2005.

Gross Margin – Ron Spair

Gross margin for Q4 of 2006 was 65%, significantly above 2005’s fourth quarter gross margin of 60%, resulting primarily from increased efficiencies in manufacturing operations.

Operating Expenses – Ron Spair

Research and Development expenses were up approximately $1.4 million primarily as a result of an increase of approximately $650,000 in product development costs. A charge for in process research and development and increased staffing related charges, including stock option expenses, accounted for the balance of the increase.

Sales and Marketing expenses increased approximately $200,000, primarily as a result of increased staffing related charges, including stock option expenses, partially offset by decreased advertising reimbursement payable under our agreement with Prestige Brands.

General and Administrative expenses increased approximately $500,000 primarily as a result of increased staffing related charges, including stock option expenses, offset by substantially lower legal expenses.

Net Income – Ron Spair

Net income for Q4 was $1.0 million or $0.02 per share on a fully-diluted basis, compared to $20.6 million or $0.44 per share for the same period of 2005. Taxes were a huge part of the positive performance in 2005, accounting for $0.38 of EPS. You may recall that we recognized the benefit of recording our deferred tax asset in the fourth quarter of 2005, which accounted for $18.2 million of income.

Given the significant impact of taxes in 2005, it is useful to look at pre-tax income when measuring our Q4 performance this year versus 2005. This year we recorded pre-tax income of $1.8 million for the quarter compared to pre-tax income of $2.9 million in Q4 of 2005. Nearly the entire difference can be attributed to the expensing of stock options this year and therefore reflects comparable bottom line performance.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our performance in the quarter was again outstanding. The Company’s cash and short-term investments were $91.0 million and working capital totaled $96.2 million at December 31, 2006. Cash flow from operations was positive at $2.9 million for Q4, bringing our full year cash flow from operations to a record of $17 million.

And with that, we would now like to open the floor for questions regarding our 2006 financial results.

[Q&A Session – 2006 Financial Results]

Company Outlook for 2007 – Doug Michels

Thank you for your questions. At this point, let’s move into the second half of our call and a discussion of our outlook for 2007 and beyond. Again, we will follow this discussion with a Q&A session.

To say that we are excited about the many significant initiatives and plans for 2007 and beyond would be an understatement. Not only do we plan to accelerate business growth in 2007, we also have several large initiatives that will carry our Company into the future. While these longer term initiatives will require a fairly high level of investment now, we believe the future revenue opportunities they represent more than justify our planned level of resource commitment. Our financial guidance for the first quarter of 2007 and for the full year reflects these plans and initiatives and will be discussed at the end of our call.

HIV-OTC – Doug Michels

One of the biggest opportunities that we are pursuing, and the one requiring our largest investment, is the effort to gain FDA approval to sell our OraQuick ADVANCE® HIV test in the retail or over-the-counter market.

The U.S. has a total population of approximately 300 million people, with approximately 190 million individuals between the ages of 18 and 64. Our research indicates that within that general population, there is significant demand for a home use rapid HIV test, especially one that can be used with oral fluid. This demand is primarily driven by consumers who want to take an HIV test in the privacy of their own home, are concerned with the issue of confidentiality, and who, when given a choice, would prefer to test themselves with oral fluid.

Our research indicates that the potential market for an OTC OraQuick® HIV test in the U.S. alone could be in excess of $500 million. Our ability to capture a significant portion of this opportunity will depend on a number of critical factors, including securing FDA approval, gaining access to critical distribution channels, continuing to secure professional endorsement of our product, and ultimately getting our product to market quickly. In addition, the degree to which we create awareness of a rapid oral fluid HIV test available over-the-counter will have a significant impact on the size of this opportunity and how quickly home testing is adopted. Based on our research, we believe the opportunity for an HIV OTC test outside the U.S. is also very substantial and pursuing it has become a top priority for 2007 as well as for the next several years.

We believe OraSure is well positioned to capitalize on this opportunity. First, we have the only rapid HIV-1/2 test approved by the FDA for oral fluid and our research indicates that having an oral fluid claim maximizes the chance for success in the OTC market. Second, it appears that there is a high likelihood that we will be first to market with a rapid HIV test. This should give us a significant head start on developing brand loyalty in a market that is eventually expected to be more competitive.

As previously explained, during 2006 we completed several laboratory-based operational studies as an initial step towards obtaining FDA approval of an over-the-counter OraQuick® HIV test. These studies are part of a group of research and development protocols know as “stress” or “flex” studies that are designed to demonstrate the robustness of our OraQuick® test for home use. These initial studies were conducted in a controlled laboratory setting, and were designed to determine the impact of environmental and common household factors on the performance of the OraQuick® test. These initial studies were successfully completed last year and have been written up for the FDA.

During 2007, we intend to complete several other groups of studies required for FDA approval. First, there is an additional group of more extensive flex studies that are being conducted in a non-laboratory or clinical setting. These studies have already begun and we are incorporating some FDA comments in the protocols we are using. We expect these studies to be completed during the next couple of months.

We have started a second set of studies referred to as “label comprehension” studies which relate to a user’s ability to understand our product labeling and instructions, collect a sample, run the test, and interpret the results of testing using the OraQuick® device, all in a correct manner. Our initial label comprehension studies will be performed in an observed setting. Once these initial studies are completed, the results will be incorporated into final clinical trials for untrained users in an unobserved setting. These trials are scheduled to run throughout 2007.

A key component of our clinical studies will be the incorporation of a counseling and referral system. We have spent a significant amount of time and resources developing the key features of a counseling and referral system. We have engaged a third party to help us develop a system that will be robust and fully portable so that we will be able to replicate it with any third-party provider we choose. The system is designed to be used on a global basis and will be fully compliant with applicable regulatory requirements. The counseling system, as you might expect, will provide 24/7 phone and website access and will be fully validated to ensure it meets the highest quality standards required by the FDA and other global regulatory authorities.

Another key component of our HIV OTC test is the packaging configuration and content of the labeling and instructions. With the assistance of an outside firm, we have developed a prototype configuration and an initial draft of the labeling and instruction content. During 2007, we will continue to evaluate the prototype and make refinements as needed based on what we are seeing in our label comprehension studies. We have also filed a provisional patent application here in the U.S. to protect some of the intellectual property we are developing around this product.

As you can imagine, the effort required to develop the counseling and referral system and complete all of the clinical work required for an HIV OTC test is substantial and will involve thousands of subjects and numerous clinical evaluation sites. Our goal is to complete these activities at the earliest possible date while structuring them to be as complete and thorough as possible to maximize our chance of obtaining FDA approval, a CE mark and other necessary approvals. We expect to spend a substantial portion of our 2007 R&D budget on these activities.

Our current schedule is to complete much of the clinical work during 2007, although we expect that some of the studies will require time for completion in 2008. Based on that schedule, our plan is to submit a PMA application for OTC approval with the FDA as early in 2008 as possible. This is an aggressive schedule which reflects the importance of this product and its urgency to our entire organization. Our ability to meet this timing will depend on how the trials progress and whether any issues are encountered, any comments or input we receive from the FDA, and other factors. We intend to provide updates on our progress as we achieve milestones along the way.

OraQuick® HCV – Doug Michels

A second exciting and very valuable initiative we are pursuing is to complete development and clinical trials for a rapid hepatitis C or HCV test using our OraQuick® platform and file a PMA submission for FDA approval by the end of 2007 or early 2008. We believe an OraQuick® HCV test approved for professional use represents a second very significant business opportunity for the Company and, consequently, warrants a high priority and the commitment of significant resources in 2007.

On a worldwide basis, there are an estimated 170 million people who are chronically infected with HCV, with an estimated three to four million individuals newly infected each year. The prevalence of Hepatitis C infection is estimated to be four times that of HIV. Here in the U.S., there are an estimated four million Americans, or 1.3% of the entire population that are or have been infected with HCV. It is believed that as many as 50% of persons infected with HCV are undiagnosed and up to 80% who have HCV show no signs or symptoms. New infections in the U.S. are estimated at 30,000 to 50,000 per year.

Hepatitis C is a major cause of acute hepatitis and chronic liver disease and, if left undiagnosed, can lead to cirrhosis of the liver, liver cancer, liver failure and death. It is estimated that 85% of those infected develop chronic liver disease and about 10-20% eventually develop cirrhosis of the liver. HCV is a significant health issue.

Fortunately, HCV is a curable disease. With current treatment therapies, the rates of sustained viral clearance are as high as 50% in cases of infection by Genotype 1, the most common form of HCV, and as high as 80% with the less commonly occurring Genotypes 2 and 3 of the virus. New therapies are under development which hopefully will improve these treatment rates. Like HIV, we believe the key to improving public health is early diagnosis through widespread testing.

We believe the HCV testing market is at a stage where the HIV market was prior to the availability of an FDA-approved rapid, point-of-care test. As you may know, before rapid HIV testing there were no large-scale HIV testing initiatives, and there were no guidelines from the CDC or other agencies recommending broad-based routine screening, as there are today. We think the HCV market may follow a path similar to HIV after rapid HCV testing is available, especially as new HCV therapeutic treatments become available that are more effective and have fewer side effects. The foundation for this is already in place as there has been heightened interest in HCV by public health officials as evidenced by a recent increase in surveillance activity.

Given the much higher prevalence of HCV both here in the U.S. and globally, we currently see the HCV market as potentially larger than HIV. This is why we made the decision some time ago to obtain a sublicense to the HCV patents held by Ortho Diagnostics and Chiron Corporation. Our research indicates a potential opportunity for rapid HCV testing in the professional market here in the U.S. of approximately $200 to $250 million, with a potential worldwide market of even greater magnitude.

Our ability to penetrate this market will be affected by some of the same factors I mentioned for the HIV OTC opportunity. Significantly, I believe we have a good opportunity to be the first to market with a rapid HCV test for professional use. That has been a substantial advantage for our oral fluid OraQuick® HIV test. Additionally, our market launch and penetration should be significantly enhanced by the collaboration agreement we recently signed with Schering-Plough. Having our test promoted by a physicians’ office sales force from a company like Schering, which is a leader in HCV therapeutics, should give us a strong start once the product is launched.

In prior calls we have updated you on our development work for an OraQuick® HCV test, and those efforts continue to go well, in large part due to the leadership of Steve Lee, our CSO, and his team. We have developed a prototype test that, in initial studies, has shown excellent sensitivity and specificity using plasma samples. These studies have also shown that our prototype OraQuick® HCV test is able to detect antibodies produced following infection, at about the same time as lab-based immunoassays currently on the market. In other words, the rate of seroconversion sensitivity of our prototype test initially looks to be comparable to the most sensitive lab tests on the market.

We are now conducting studies in human subjects with samples of blood and oral fluid using this prototype test. Our plan is to optimize the test with the results of these latest studies so that the final device design can be transferred to manufacturing and included in our clinical trials. Based on our current plans, we would expect to conduct the clinical trials in the second half of the year in support of our FDA submission, a CE mark and other regulatory approvals.

High Throughput Assays – Doug Michels

A final initiative I would like to mention is the development of homogeneous fully-automated oral fluid drugs-of-abuse assays for use with our Intercept® collection device. Late last year, we signed a letter of intent with Roche Diagnostics to jointly develop and commercialize these assays. Initial feasibility work has been completed, and we expect to advance the development effort during 2007 as we finalize our agreement with Roche.

These assays will be an important addition to our substance abuse testing business, which is expected to continue to become more competitive. Our laboratory partners are constantly looking to reduce costs, and these new assays should allow them to improve their efficiency and reduce turnaround times.

More importantly, we believe these assays will allow us to compete more effectively with the urine drug testing products that currently dominate the overall drug testing market. Homogeneous fully-automated assays are used for most urine drug testing. In the U.S., we estimate the total drug testing market to be approximately $400 million in revenues per year, and about 95% of that is the urine business for which we will be able to compete. Development of these automated assays represents another significant opportunity for both maintaining and growing our substance abuse testing business.

Cryosurgical Product Extensions – Doug Michels

In addition to our two major OraQuick® initiatives and our work in substance abuse, we also have initiatives planned in 2007 in the cryosurgical systems area.

We currently sell our Histofreezer® cryosurgical product to the physicians’ office or professional market, and this product has been approved by the FDA for the treatment of a total of 9 types of benign skin lesions. Our OTC product is approved for 2 of these – common and plantar warts. Our research indicates that one or more of the 7 other Histofreezer® indications may be attractive to the OTC market, and in 2007 we intend to pursue FDA approval for at least one of these indications.

A second initiative is to seek FDA approval for an extension of our existing OTC wart product. We intend to sell a product that combines both our original cryosurgical treatment with salicylic acid.

While I cannot give more details about these new products for competitive reasons, they both will necessitate additional clinical studies which we expect to complete this year. We also expect to obtain FDA clearance this year as well and hope to launch both products shortly thereafter. Our research indicates that the potential market for these new products could reach $60 to $75 million.

Summary – Doug Michels

As a result of the initiatives I have described, we expect to incur an additional $8 million in R&D costs during 2007, the vast majority of which will be related to the clinical work for the OraQuick® HIV OTC test and the OraQuick® HCV test. We believe the revenue opportunities represented by these programs support the significant investment and resource commitment we intend to make in 2007. We are extremely excited by the potential return from these efforts.

Now that I have outlined some of our most exciting opportunities and major initiatives for 2007, along with the related investments, I would now like to briefly describe some additional steps we are taking to accelerate the growth of our various business lines in the short term during 2007.

Efforts to Grow Business – Doug Michels

Infectious Disease – Doug Michels

We believe our infectious disease testing business will grow substantially in 2007, and we are taking a number of steps to maximize revenues from this important market:

•	We believe our direct sales to the public health market will continue to fuel growth in 2007. Last year, sales of OraQuick® to public health grew 84% compared to 2005. To continue this growth —

-	We are working to launch several new city-wide testing initiatives for HIV, similar to the one we helped launch last year in Washington, D.C. Discussions with several major metropolitan areas are progressing and we plan to bring them to close this year;

-	Our efforts to secure additional purchases from both the CDC, SAMHSA and other government agencies will continue. We believe new orders are clearly supported by the demand for testing in the communities served by these agencies;

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Additionally, we plan to expand sales of OraQuick® outside of the traditional public health market, including to family health clinics such as Planned Parenthood, corrections facilities, student health centers and faith-based organizations. We expect to see substantial growth in sales to these customer groups;

-	We have added several new reps to our public health sales force which will help provide increased coverage and penetration of this diverse and evolving market;

•	The second important channel for OraQuick® sales growth is in the hospital market. Hospital sales of OraQuick® grew nicely in 2006, increasing 40% compared to 2005.

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We will work with Abbott Labs to substantially increase OraQuick® sales in the U.S. hospital market. We have added additional hospital sales representatives that will provide better coverage and greater support for Abbott.

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We intend to utilize the CDC’s recently revised HIV testing guidelines to create additional demand for OraQuick® in hospitals. We are working with the CDC and others to promote widespread adoption of these guidelines through a number of regional workshops. The first of these workshops is scheduled for this week in Los Angeles, with the rest already scheduled throughout the country later this year.

-	As you know, Abbott recently announced that it will be selling most of its diagnostic business to General Electric. We intend to meet with GE’s senior management shortly in order to discuss their plans for Abbott’s diagnostics business generally and rapid HIV testing in particular.

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We intend to secure additional distributors for OraQuick® into the U.S. physicians’ office market. We are close to signing one significant new distributor and hope to add as many as two more later in the year.

•	On the international front:

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We have some positive news to share with you regarding a CE mark for OraQuick ADVANCE®. We recently received notification from our Notifying Body that our OraQuick ADVANCE ® test will be recommended to receive a CE mark. Approval is contingent upon the successful completion of facility inspections which have been scheduled for March and April;

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We plan to sign up new distributors in several European countries and complete the required country-specific registrations that may be required for our OraQuick ADVANCE® test. We already have an agreement for the UK and are close to finalizing agreements for France and Spain. In addition, multiple sites in Europe are currently conducting investigational studies with our OraQuick ADVANCE® test;

-	We expect to complete OraQuick® registrations in Brazil, Mexico and Peru and sign up new distributors in several additional Latin American countries;

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We also plan to expand our OraQuick® registration in Singapore, obtain new registrations in South Korea and Vietnam and secure new distributors and begin registration in several additional Asian countries.

-	We are progressing the registration process for OraQuick® with distributors in the Middle East and Russia, and hope to begin sales in that part of the world and possibly add several new distributors.

Substance Abuse – Doug Michels

In the substance abuse testing market, revenues grew 17% in 2006, compared to 2005. To continue growing this business, our priorities will include:

•	Targeting a number of new large and medium sized workplace accounts for closing in 2007;

•	Increasing the speed with which we implement new accounts after they are closed and improving our ability to track specimen processing data through our laboratory partners;

•	Adding new laboratory partners to distribute and use our Intercept® product; and

•	Continuing the expansion of distribution of our Q.E.D.® rapid alcohol test in response to recent regulatory changes.

Cryosurgical Systems – Doug Michels

In the cryosurgical systems market, our focus in 2007 will be to reinvigorate growth by doing a number of things.

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We will continue to work with SSL, our OTC distributor in Europe, Australia and New Zealand, to increase sales and expand the number of countries in which the Scholl Freeze product is offered. We are working through a comprehensive marketing plan with SSL, and plan to finalize launch plans for several new countries in the next month or so. With one full year under our belt, we are expecting great things from SSL in 2007.

•	As previously mentioned, we will also be developing plans for the distribution and commercial launch of a product line extension and new indication planned for our OTC cryosurgical product.

•	We will work closely with our Mexican distributor to ramp up sales of our OTC cryosurgical product in that country and we intend to sign up additional OTC distributors in Latin America and elsewhere.

•	Over the next several months we expect resolution of our pending dispute with Prestige Brands concerning our domestic over-the-counter cryosurgical product offering.

•	And, finally, we hope to resolve the Schering-Plough patent infringement litigation as soon as possible.

With that as an overview, I will now turn it back over to Ron to discuss our 2007 financial guidance.

2007 Financial Guidance – Ron Spair

Thanks, Doug.

Turning to our financial guidance for 2007, I am pleased to report that we expect reinvigorated top line growth of 17% with expected total revenues of approximately $80 million for 2007. The growth in revenues is expected to be primarily concentrated in the infectious disease and substance abuse markets. In the infectious disease area, growth is predicted in virtually all channels including our direct sales to public health, sales to hospitals through Abbott, and sales to international markets throughout the world. In substance abuse, we expect to grow in Workplace, Criminal Justice, International and in our direct business.

I want to point out two significant exclusions from our $80 million revenue target for 2007. As previously announced, we are maintaining our policy of not including additional governmental bulk orders for OraQuick ADVANCE® beyond those currently in hand. This policy was adopted because of the unpredictable nature of the size and timing of these orders. This will allow us to revise guidance upward should we be fortunate enough to obtain such orders and when we are in a better position to predict the deployment of the underlying OraQuick® devices.

Additionally, our North American over-the-counter cryosurgery business full year guidance includes only purchase orders in hand today. This again allows us to revise guidance upward should we receive additional orders from Prestige beyond what is expected to ship in the first quarter, or if we implement one of the alternative options we are evaluating for distribution of our product in this important channel. We are firmly committed to success in this channel and look forward to providing you with further updates on our progress.

As Doug mentioned earlier in the call, the opportunities that we are pursuing are significant and will continue to build OraSure Technologies, Inc. into a world class diagnostics disease company with OraQuick® product offerings in both the professional and over the counter markets for HIV, and in the professional market for HCV. These are indeed exciting times as we expect these programs to be brought to fruition through hard work and well planned and executed clinical trials occurring over the next several quarters. The potential payoff is substantial and our investment is fully justified as we race to be the first to market with both a rapid HIV test in the OTC marketplace and in the professional market with a rapid HCV test.

The R&D investment for 2007 will have a significant impact on our projected results for the year as we position ourselves to capture as much of these opportunities as possible. Our current projections indicate that R&D investment will increase from $8.6 million in 2006 to over $16 million in 2007 as we complete the clinical development of our OraQuick® HCV test, advance the OTC project through a substantial portion of its clinical development, pursue FDA approval of our new cryosurgical offerings, continue development of the high throughput fully-automated drug assays and pursue registration of products in numerous foreign countries. Our current expectations are that the spend level in R&D will ramp-up over the course of the year with a significant spend in the second half for clinical trials. Being first to market for the OraQuick® HIV OTC test and OraQuick® HCV test is critically important and requires agility and focused R&D investment to concurrently advance both of these projects.

Sales and Marketing expenses will increase as we add headcount in the Infectious Disease market segment to drive revenues in Public Health, Hospitals and the International markets. We will also be supporting our partner SSL in the European cryosurgery market through the introduction of an ad credit modeled after the one established in the U.S. market.

General and Administrative costs are also expected to increase over last year as a result of increased legal expense related to both the Prestige dispute and the expected proceedings on the Schering Plough cryosurgery patent infringement matter and increased costs related to higher staffing levels.

From a bottom line perspective, our current expectations for 2007 earnings per share are in the range of $.03 to $.05 per share. As we gain additional visibility to the upside revenue opportunities discussed previously, we will reassess our expectations for bottom line performance and will update our projections accordingly. Additionally, predicting the timing of clinical development is an imprecise science and will depend on how quickly we realize success with the trials and on input from the FDA. We will be reassessing spend level and timing after each quarter in 2007 to be more transparent with our shareholders.

To finish off the guidance section of the call, I would like to focus briefly on the first quarter. For that period, we are expecting revenues to fall within the band of $18.5 to $19.0 million and earnings per share to approximate $.01 to $.02 per share.

In closing, 2007 will be an exciting and busy year as we continue building OraSure into a world class diagnostics company. I am looking forward to keeping you informed of our progress throughout the year.

Now I will turn it back over to Doug.

Conclusion – Doug Michels

Thank you Ron.

As you have heard, we have provided more detail in this call than in any previous, and we have done so because of the importance and excitement we have around the opportunities we are actively pursuing.

We are making some very significant investments in 2007 from which we expect substantial returns.

We are pleased once again to open the floor to questions regarding our Company’s outlook.

Important Information

The foregoing “Remarks” contain certain forward-looking statements, including with respect to revenues, net income and products. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for our products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other new products or technology; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other projects and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing and cost of obtaining, necessary regulatory approval for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date the Remarks were made and OraSure Technologies undertakes no duty to update these statements.